Exhibit 99.1

Quotient Limited Provides Update on the MosaiQ™ Development Plan and Reports Preliminary Fiscal First Quarter 2017 Revenues

•	Manufacturing system for MosaiQ™ consumables meeting design expectations
•	Field trial instruments successfully pass rigorous internal evaluation
•	Minor manufacturing facility modification recently identified and underway; expected commencement of European field trials to be delayed by six to eight weeks

JERSEY, Channel Islands, July 11, 2016 -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today provided an update of the plan for commercial scale up of MosaiQ™, including the status of validation activities associated with the initial manufacturing system for MosaiQ™ consumables. Quotient also released preliminary revenues for its fiscal first quarter ended June 30, 2016 and a revised fiscal 2017 outlook.

“We are very pleased with the overall progress that continues to be made on the MosaiQ™ project with the achievement of a number of critical milestones during the past three months. Production validation has progressed positively with the initial manufacturing system for MosaiQ™ consumables proving to be robust. At the same time, field trial instruments have successfully completed a rigorous internal evaluation process in advance of commencing formal field trials,” said Paul Cowan, Chairman and Chief Executive Officer. “The validation process also identified a minor factory modification needed to control humidity levels during the final assembly of MosaiQ™ consumables. While we are disappointed that this will delay the expected start of field trials, we look forward to their completion and the commencement of commercialization in Europe over the next six to nine months.”

MosaiQ™ Manufacturing System

Significant progress has been made on the validation of the initial manufacturing system for MosaiQ™ consumables, which consists of three key elements: i) the print system; ii) the wet process; and iii) the final assembly system. The print system is now calibrated and capable of manufacturing high quality printed microarrays at targeted volumes (whether printing red blood cells or antibodies), while the wet process and the final assembly system have also been tested to ensure they are capable of producing MosaiQ™ consumables. Automated systems for quality assurance incorporated into the print system, the wet process and the final assembly system have also been shown to function as intended.

Validation work completed to date has demonstrated that the manufacturing system for MosaiQ™ consumables is robust and meeting original design expectations. The validation process has also identified a need to modify the room that houses the final assembly system to control the level of humidity. Fluctuations in relative humidity within this room have resulted in undesirable variations to consumable assembly throughput. This factory modification, which has no direct impact on the manufacturing system itself, is expected to delay completion of validation for the initial manufacturing system for MosaiQ™ consumables by six to eight weeks, until the end of August 2016.

MosaiQ™ Instrument

Quotient has taken delivery of three evaluation instruments (“Field Trial Hardware”) from its instrument development partner, STRATEC Biomedical AG (“STRATEC”), with delivery of a fourth expected within the next month. Following completion of a rigorous internal evaluation process, the Field Trial Hardware has been shown to work as intended. The instruments correctly generated results during a range of tests of the hardware and software against pre-defined criteria, including an evaluation of assay performance. The hardware and software testing requirements are derived from the instrument’s development lifecycle documentation, while the assay testing requirements are based on equivalency testing on prototype instruments and manual assays for blood grouping (antigen typing and antibody identification) and disease screening (CMV/Syphilis).

Continuous sample loading has also been demonstrated on the Field Trial Hardware, with individual tests (i.e., antigen typing, antibody identification and disease screening) performed upon request via the instrument’s graphical user interface. Antigen typing tests were performed using red blood cells, while antibody identification tests were performed using plasma containing a range of antibodies. Disease screening tests were performed using known positive and negative samples. Subsequent results, obtained via image interpretation, were analyzed against the pre-defined criteria to produce a qualitative (positive or negative) result, demonstrating concordance.

Evaluation of the Field Trial Hardware and the performance of individual assays will continue through to commencement of the European field trials. Quotient expects to receive the final field trial version of the instrument software from STRATEC in July 2016.

Assay Development and Internal Validation Studies

Work in connection with the transfer of assays from development to production continues to demonstrate positive results for the MosaiQ™ methodology in connection with the blood grouping and initial disease screening applications.

Quotient now plans to complete an interim internal evaluation study using MosaiQ™ blood grouping consumables, comprising a partial menu of blood grouping assays for antigen typing and antibody identification, and MosaiQ™ disease screening consumables, comprising the CMV and Syphilis assays. This study will be performed on the Field Trial Hardware, with the results expected to be reported in September 2016.

A final internal evaluation study is also planned to be completed prior to commencement of field trials. This study will process samples using final manufactured MosaiQ™ consumables, including the full blood grouping testing menu, on the Field Trial Hardware. Quotient expects to report the results of this final internal evaluation study in October 2016.

European Field Trials

Given the delay in completing the validation of the initial manufacturing system for MosaiQ™ consumables, European field trials for the MosaiQ™ blood grouping consumable and the initial MosaiQ™ serological disease screening consumable are now planned to commence in November 2016. Results from these trials are expected to be reported in the first quarter of calendar 2017. U.S. field trials will commence immediately following completion of the European field trials.

Serological Disease Screening

Efforts remain focused on transferring the initial CMV and Syphilis assays to manufacturing and the integration of the expanded serological disease screening menu. These activities are expected to be completed in August 2016 after which the remaining assays related to the full, mandated serological disease screening menu would be transferred to manufacturing.

Molecular Disease Screening

During the quarter ended June 30, 2016, Quotient established the capability to reliably detect HIV, HBV, HCV and West Nile virus on the MosaiQ™ format. Over the next three months, working with its development partner, Quotient expects to demonstrate multiplexed detection of all four targets and the capability to detect the Zika virus. Different amplification methods are also being evaluated, which are expected to generate additional intellectual property.

Preliminary Fiscal First Quarter 2017 Financial Results and Fiscal 2017 Outlook

For the three months ended June 30, 2016, Quotient's total revenue and product sales are expected to be approximately $5.7 million, representing an increase of 17% year-over-year. Product sales in the first quarter of fiscal 2017 were previously expected to be within the range of $4.7 to $5.2 million, compared with $4.9 million for the first quarter of fiscal 2016.

Quotient’s previously provided outlook for the fiscal year ended March 31, 2017 (“FY17”) included the expected receipt of a $10 million MosaiQ™ development milestone during the fourth quarter associated with European regulatory approval. With the anticipated delay in commencement of European field trials, this milestone payment is now forecast to be received in the first quarter of the fiscal year ended March 31, 2018 (i.e., one quarter later). The receipt of this milestone payment involves risks and uncertainties.

Quotient’s updated FY17 outlook is as follows:

•

Total revenue in the range of $20.4 to $21.4 million (previously $30.4 to $31.4 million), including other revenue (product development fees) of approximately $1.9 million (previously $11.9 million). Forecast other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain conventional reagent products under development. The receipt of these milestone payments involves risks and uncertainties.

•	Product sales of $18.5 to $19.5 million, compared with Product sales of $18.0 million for the fiscal year ended March 31, 2016.
•	Operating loss in the range of $55.0 to $60.0 million (previously $45.0 to $50 million).

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

About MosaiQ™

MosaiQ™ has been designed to offer a breadth of diagnostic tests unmatched by existing commercially available transfusion diagnostic instrument platforms. Once approved, it will be the first fully automated solution for blood grouping, providing for the comprehensive characterization of both donor and patient blood, with turnaround times significantly quicker than existing methods. Widespread adoption of MosaiQ™ is expected to improve patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes from the use of MosaiQ™ include the potential for reduced incidence of adverse events associated with transfusion, particularly alloimmunization, where patients develop antibodies to foreign antigens introduced through transfused blood. MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	elimination of the need for routine manual testing typically undertaken by highly skilled technicians;
•	simplification of required consumables and testing processes;
•	consolidation of multiple instrument platforms in donor testing laboratories;
•	significant reduction in sample volume requirements;
•	reduction in the number of patient/donor samples required, consumables and reagent waste; and
•	more streamlined processes for matching donor units to patients.

Quotient expects to develop additional applications for MosaiQ™, starting with nucleic acid testing for donor molecular disease screening, upon completion of assay development for the blood grouping and serological disease screening applications.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, current estimates of first quarter and full year fiscal 2017 operating results and expectations regarding milestone payments or other potential funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572